                                                                       Exhibit A


                ON Technology Appointments Stephen Wietrecki as
             Chief Financial Officer and Vice President of Finance

Cambridge, Mass., May 5, 1999 -- ON Technology Corporation (NASDAQ: ONTC) today announced the appointment of Stephen Wietrecki as chief financial officer and vice president of finance, effective immediately.

Stephen Wietrecki is responsible for ON Technology's worldwide accounting, finance and operations. He has held various positions with the company since October 1995, most recently as the director of finance. Prior to joining the company, Wietrecki was employed by BTR, plc, as a senior internal auditor from 1993 to 1995. Wietrecki has also held a variety of positions within accounting at Texas Instruments Inc. He holds a MBA from Boston University and a BS in economics from Bryant College.

"In his four years with ON Technology, Steve has clearly demonstrated his ability to manage our accounting and finance operations," said Herman DeLatte, president and chief executive officer. "Steve has already completed a smooth transition into his new role and will be a key player within the company moving forward."

About ON Technology Corporation

ON Technology is a publicly traded company based in Cambridge, Massachusetts. Founded in 1985, the company offers ON Command CCM, the leading desktop management and continuous configuration solution for enterprise networks. ON Command CCM provides immediate business value by lowering PC Total Cost of Ownership (TCO), providing a high level of reliability and availability for business critical desktops, and accelerating strategic technology initiatives. Additional information concerning ON Technology Corporation can be found at www.on.com.


ON Technology, ON Command CCM and Meeting Maker are registered trademarks of ON
                            Technology Corporation.
All other brand names and trademarks are properties of their respective owners.

The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.